EXHIBIT 99.1

                      RONSON CORPORATION ANNOUNCES PLANS TO
                     DIVEST AVIATION DIVISION, EXECUTION OF
                  LENDER FORBEARANCE AGREEMENT AND APPOINTMENT
                         OF CHIEF RESTRUCTURING OFFICER



Somerset, N.J., March 30, 2009 -- Ronson Corporation (the "Company") announced that it has initiated plans to divest Ronson Aviation, Inc., its wholly-owned subsidiary engaged as a fixed-base operator at Trenton-Mercer Airport. Ronson Aviation provides aircraft fueling and servicing, avionics sales, aircraft repairs and maintenance, hangar and office leasing and related services.

The Company is in the process of procuring prospective purchasers so as to maximize the value of its aviation division, permit it to satisfy outstanding indebtedness, including to its principal lender, Wells Fargo Bank, National Association, and provide working capital to support and focus on its consumer products business. The Company's objective is to consummate a transaction prior to the end of the second quarter, subject to identifying and reaching agreement with a prospective purchaser, obtaining shareholder approval and meeting other conditions that may be contained in definitive documentation once negotiated.

Pending consummation of a transaction, the Company will continue to effect cost reductions and seek sources of financing, without which the Company will not be able to fund current operations beyond a forbearance period allowed pursuant to arrangements entered into by the Company with Wells Fargo. The Company's agreement with Wells Fargo establishes a moratorium through April 24, or such earlier date permitted under the agreement, during which the bank will not assert rights relating to existing events of default. During the moratorium, the bank will continue to provide credit advances under the Company's revolving credit line, the maximum amount of which will be adjusted to $2 million, in addition to a $500,000 overadvance facility. During the moratorium, the Company will continue to be obligated for interest at the default rate under the facility, except for interest on overadvances that accrue at the bank's prime rate plus 8% per annum, in addition to forbearance fees of $450,000 payable upon termination of the moratorium.

The Company does not have a commitment from Wells Fargo to extend the moratorium beyond its current duration. The Company has previously reported that, in the event of acceleration of its indebtedness to Wells Fargo and its outstanding mortgage loans, as a result of existing defaults, the Company would not have sufficient cash resources to pay such amounts. There can be no assurance that the Company will be able to obtain an extension of its arrangements with Wells Fargo, arrange additional financing or complete its divestiture plans, within its anticipated timeframe or on terms acceptable to it.

The Company also announced that it has retained Joel Getzler, of Getzler Henrich & Associates LLC, as Chief Restructuring Officer, with responsibility for operations, finance, accounting and related administrative issues, subject to the authority and reporting to the Company's Board of Directors. Getzler Henrich is a corporate turnaround and restructuring firm which, in addition to its operational restructuring focus, is experienced in restructuring, lender/credit


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relationship   management  and   financing.   Mr.  Getzler  will  act  as  Chief
Restructuring Officer for the period during which Well's Fargo continues to make revolving advances to the Company in an amount sufficient to fund the Company's cash flow needs, or until such earlier date allowed under the Company's agreement with Getzler Henrich. The Company will be obligated for fees and expenses, including a signing bonus of $200,000, to Getzler Henrich in connection with services provided by Mr. Getzler and his associates, which will be subject to payment in weekly amounts prescribed by the agreement with accrued amounts due upon specified events.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, and Ronson Corporation of Canada Ltd., and 2) Ronson Aviation, Inc., a fixed based operation at Trenton-Mercer Airport, Trenton, New Jersey.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or known risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300